Exhibit 99.1

VIA EMAIL

From: Robert G. Brown

To: Arthur B. Drogue

CC: [_________]

Subject: [______]

July 10, 2019

Dear Art,

As the largest shareholder in SGRP and on behalf of the majority of shareholders I want to express my concern to you as Chairman of the Board of SGRP with the actions of some of the independent directors.  The stock has declined over 60% while the stock market has doubled.  There is a lack of focus on increasing shareholder value and instead a focus on matters which are contrary to the best interests of the shareholders.  These include:

1-Bringing legal proceeding against the Vice Chairman of SGRP.

2-Bringing legal proceeding against the largest shareholder to try to prevent legitimate changes to the by-laws.

3-Funding legal expenses for Plaintiff’s counsel against an affiliate.

4-Opposing the reorganization of an affiliate to the detriment of the SGRP shareholders.

5-Unsuccessfully trying to block the election of a qualified director to the SGRP board by the shareholders included misrepresenting to a judge the timing of an SGRP board meeting.

5-Blocking the election of a director to the SGRP board approved by over 60% of  the shareholders.

6-Failing to reimburse affiliates for legitimate expenses.

7-Failing to designate two current qualified SGRP board members as full independent SGRP board members and place them on committees.

These actions and others have resulted in SGRP spending over $2,000,000 in unnecessary legal expenses and the diversion of resources from activities to increase shareholder value.  SGRP should be focused on the business of bringing value to our clients, enhancing the lives of our employees, developing new and forward looking products and improving SGRP revenue and profits while raising the stock price for the benefit of the stockholders.  Not the business of bringing legal proceeding against current and past board members, large shareholders and affiliated companies.

I expect the current directors who support anti-shareholder positions to change their positions or resign.

Very truly yours,

Robert G. Brown